CONSENT OF NIEL DE BRUIN

January 23, 2026

VIA EDGAR

United States Securities and Exchange Commission

Re:	Form F-3 Registration Statement of Americas Gold and Silver Corporation (the "Company")

I, Niel de Bruin hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical information (the "Technical Information"):

  Technical report titled "Technical Report on the San Rafael Mine and the EC120 Preliminary Feasibility Study, Sinaloa, Mexico", dated May 17, 2019;
  the following estimates:
  Mineral resource estimate for San Rafael;
  Mineral resource estimate for El Cajón;
  Mineral resource estimate for Zone 120;
  Mineral resource estimate for Nuestra Señora;
  Mineral resource estimate for Relief Canyon;
  Mineral resource estimate for San Felipe;
  Mineral resource estimate for the Galena Complex;

and to the use of any extracts from, or summary of, the Technical Information in, or incorporated into, the Registration Statement on Form F-3 of the Company being filed with the United States Securities and Exchange Commission, and any amendment thereto (the "Form F-3"), and the use of any information derived, summarized, quoted or referenced from the Technical Information, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form F-3.

I certify that I have read the Form F-3 and the documents incorporated by reference therein and that it fairly and accurately represents the information in the Technical Information for which I am responsible.

/s/ Niel de Bruin
Niel de Bruin